Exhibit 23.1   Consent of Robison, Hill & Co. Certified Public
               Accountants


              CONSENT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors
Fashion Handbags, Inc.com


We have issued a report dated February 27, 2002, accompanying the financial statements of Fashion Handbags, Inc.com included in the Registration Statement Form 10-SB.

We consent to the use of this report, as stated above in the Registration Statement. We also consent to the use of our name in the statement with respect to us appearing under the heading"Experts" in the Registration Statement.

Respectfully submitted,



/s/ Robison, Hill & Co.


Salt Lake City, Utah
April 29, 2002



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